Exhibit 11

[Form of Opinion and Consent of Counsel]

DECHERT LLP
1775 I  Street, N.W.
Washington, D.C. 20006
Telephone: 202.261.3330
Facsimile: 202.261-3333

________, 2004

UBS Investment Trust
51 West 52nd Street
New York, New York 10019-6114

             Re:  UBS Investment Trust
                     Registration Statement on Form N-14 ("Registration Statement")

Dear Ladies and Gentlemen:

We have acted as counsel for UBS Investment Trust (the "Registrant"), a statutory trust duly organized and validly existing under the laws of the state of Delaware, in connection with the issuance of shares of beneficial interest by the Registrant in connection with the acquisition by UBS Tactical Allocation Fund, a series of the Registrant, of the assets of UBS U.S. Allocation Fund, a series of the The UBS Funds, which will be registered on the Registration Statement to be filed with the Securities and Exchange Commission.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Registrant's Amended and Restated Declaration of Trust and its Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Registrant being registered under the Securities Act of 1933, as amended, in the Registration Statement have been duly authorized and will be legally and validly issued, fully paid and non-assessable upon the transfer of the assets of UBS U.S. Allocation Fund Fund pursuant to the terms of the Agreement and Plan of Reorganization included in this Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm therein and in any revised or amended versions thereof.

Very truly yours,

/s/